As filed with the Securities and Exchange Commission on July 11, 2012

No. 333-181842

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRONOX LIMITED

(ACN 153 348 111)

(Exact name of registrant as specified in its charter)

Western Australia, Australia	2810	98-1026700
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Stamford Plaza

263 Tresser Boulevard, Suite 1100

Stamford, Connecticut 06901

(203) 705-3800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Foster

General Counsel

Tronox Limited

One Stamford Plaza

263 Tresser Boulevard, Suite 1100

Stamford, Connecticut 06901

(203) 705-3800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Daniel E. Wolf

Christian O. Nagler

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A ordinary shares Issuable upon exercise of warrants	841,302	Not Applicable	$37,586,361.98	$4,307.40(3)

(1)	The class A ordinary shares that are being registered include up to 841,302 class A ordinary shares that may be issued upon exercise of warrants. Pursuant to Rule 416 under the Securities Act, such number of shares registered hereby shall include an indeterminate number of shares that may be issued in connection with the anti-dilution provisions or share splits, share dividends, recapitalizations or similar events.
(2)	Pursuant to Rule 457(c) and Rule 457(f) under the Securities Act, and solely for the purpose of calculating the registration fee, the market value of the securities to be exchanged was calculated as (a) the product of (i) 841,302 shares of Tronox Incorporated common stock (which is the number of class A ordinary shares for which warrants to purchase shares were outstanding upon completion of the transaction) and (ii) the sum of (x) the average of the high and low sales prices of Class A ordinary shares of $110.44 on the “NYSE” on July 10, 2012; less (b) the aggregate exercise price of the outstanding warrants of $55,327,030.90.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-181842) of Tronox Limited is filed for the purpose of amending “Part II—Item 17. Undertakings.”

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of fees and expenses to be incurred by the Company in connection with preparation of this Registration Statement and the issuance of the Shares offered hereby:

(In thousands)
SEC Registration Fee	$15.5
Legal and Accounting Fees and Expenses	125.0
Filing, Mailing and Printing Expenses	200.0
Other Professional Fees and Expenses	20.0
Other Fees and Expenses	3.0
Total	$363.5

Item 14. Indemnification of Directors and Officers.

Except as set forth below, there is no provision in any contract, arrangement or statute under which any director, secretary or other officer of Tronox Limited is insured or indemnified in any manner against any liability which he/she may incur in his/her capacity as such.

The Constitution of Tronox Limited requires Tronox Limited to, subject to and so far as is permitted by the Australian Corporations Act and the Australian Competition and Consumer Act 2010, indemnify every director, secretary or other officer of Tronox Limited and its related bodies corporate against a liability incurred as such a director, secretary or other officer to a person (other than to Tronox Limited or a related body corporate of Tronox Limited), unless the liability arises out of conduct involving a lack of good faith. This is a continuing indemnity and will apply in respect of all acts done while a director, secretary or other officer of Tronox Limited (or one of its wholly-owned subsidiaries) even if that person is not a director, secretary or other officer at the time the claim is made. The Constitution of Tronox Limited permits Tronox Limited to make a payment in respect of legal costs incurred by a director, secretary, officer or employee in defending an action for a liability incurred as such a director, secretary, officer or employee or in resisting or responding to actions taken by a government agency or a liquidator.

Tronox Limited will enter into a Deed of Access, Indemnity and Insurance (“Deed of Indemnity”) with each of its respective directors to, among other things, give effect to these rights.

Prior to completion of the Transaction, Tronox Limited’s directors and officers are covered by the policies and procedures of Tronox Incorporated as a wholly-owned subsidiary including directors and officers insurance policies. Following completion of the Transaction, we expect directors and officers of Tronox Limited and Tronox Incorporated to be covered by an insurance policy which Tronox Limited will acquire.

Prior to completion of the Transaction, Tronox Limited will insure against amounts that it may be liable to pay to directors, secretaries, officers or certain employees pursuant to the Constitution of Tronox Limited, the Deed of Indemnity or that Tronox Limited otherwise agrees to pay by way of indemnity. Tronox Limited will pay premiums for this “Directors and Officers” insurance (“D&O Insurance”). The insurance policy also will insure directors, secretaries, officers and some employees against certain liabilities (including legal costs) they may incur as officers or employees of Tronox Limited. The Deed of Indemnity will provide that, subject to the Australian Corporations Act, during the director’s term of office as an officer of Tronox Limited (or as an officer or trustee of a corporation or trust of which the director is appointed or nominated an officer or trustee by Tronox Limited or a wholly-owned subsidiary of Tronox Limited) and for seven years after the director ceases to hold such office, Tronox Limited must use its best efforts to effect and maintain D&O Insurance covering the director.

There are certain provisions of the Australian Corporations Act that restrict Tronox Limited from indemnifying directors, secretaries and other officers in certain circumstances. These are described below.

Australian Law

Australian Corporations Act

Section 199A(1) of the Australian Corporations Act provides that a company or a related body corporate must not exempt a person from a liability to the company incurred as a director, secretary or other officer of the company.

Section 199A(2) of the Australian Corporations Act provides that a company or a related body corporate must not indemnify a person against any of the following liabilities incurred as a director, secretary or other officer of the company:

•	a liability owed to the company or a related body corporate;

•	a liability for a pecuniary penalty order or compensation order under specified provisions of the Australian Corporations Act or the Australian Competition and Consumer Act 2010; or

•	a liability that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith.

Section 199A(2) of the Australian Corporations Act does not apply to a liability for legal costs.

Section 199A(3) of the Australian Corporations Act provides that a company or a related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as a director, secretary or other officer of the company if the costs are incurred:

•	in defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified under section 199A(2); or

•	in defending or resisting criminal proceedings in which the person is found guilty; or

•

in defending or resisting proceedings brought by the Australian Securities and Investments Commission (ASIC) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

•	in connection with proceedings for relief to the person under the Australian Corporations Act in which the court denies the relief.

Section 199B of the Australian Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been a director, secretary or other officer of the company against a liability (other than one for legal costs) arising out of:

•	conduct involving a willful breach of duty in relation to the company; or

•

a contravention of the director, secretary or officer’s duties under the Australian Corporations Act not to improperly use their position or make improper use of information obtained as a director, secretary or officer.

For the purpose of Sections 199A and 199B, an “officer” of a company includes:

•	a director or secretary;

•	a person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;

•	a person who has the capacity to significantly affect the company’s financial standing; and

•	a person in accordance with whose instructions or wishes the directors of the company are accustomed to act.

Insurance

The directors and officers of Tronox Limited and the duly authorized United States representative of each are insured against certain liabilities, including certain insured liabilities under United States securities laws, which they may incur in their capacity as such under a liability insurance policy carried by the Tronox Limited.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Not Applicable.

Item 16. Exhibits and Financial Statement Schedules.

(a) The financial statements required to be included in this registration statement appear immediately following the signature page to this registration statement beginning on page F-1.

(b) The information called for by this Item is incorporated herein by reference from the Exhibit Index following the signature page of this registration statement.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

1	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 11th day of July 2012.

TRONOX LIMITED (Registrant)

By:	/s/ Michael J. Foster
Name:	Michael J. Foster
Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas Casey* Thomas Casey	Chairman of the Board and Chief Executive Officer	July 11, 2012
(Principal Executive Officer)

/s/ Edward G. Ritter* Edward G. Ritter	Controller and Chief Accounting Officer	July 11, 2012
(Principal Accounting Officer)

/s/ John William Logan Armstrong*	Director	July 11, 2012
John William Logan Armstrong

/s/ Daniel D. Greenwell* Daniel D. Greenwell	Senior Vice President and Chief Financial Officer	July 11, 2012
(Principal Financial Officer)

/s/ Wayne A. Hinman*	Director	July 11, 2012
Wayne A. Hinman

/s/ Andrew P. Hines*	Director	July 11, 2012
Andrew P. Hines

Director
Ilan Kaufthal

Director
Jeffry N. Quinn

/s/ Gregory Daniel Blue*	Director	July 11, 2012
Gregory Daniel Blue

Signature	Title	Date

/s/ Willem Abraham de Klerk*	Director	July 11, 2012
Willem Abraham de Klerk

Director
Sipho Abednego Nkosi

*By:	/s/ Michael J. Foster
Michael J. Foster As Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Amended and Restated Transaction Agreement by and among Tronox Incorporated, Tronox Limited, Concordia Acquisition Corporation, Concordia Merger Corporation, Exxaro Resources Limited, Exxaro Holdings Sands (Proprietary) Limited and Exxaro International BV, dated as of April 20, 2012 (incorporated by reference to Annex A to the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 filed by Tronox Limited and Tronox Incorporated on May 4, 2012).

3.1	Constitution of Tronox Limited (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by Tronox Limited on June 20, 2012).

5.1	Opinion of Ashurst Australia regarding legality of securities being registered by Tronox Limited.*

10.1	Amended and Restated Warrant Agreement, dated as of June 15, 2012, by and between Tronox Incorporated, Tronox Limited, Computershare Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A. (incorporated by reference to Exhibit 10.6 of the Current Report on Form 8-K filed by Tronox Limited on June 20, 2012).

10.2	Tronox Incorporated 2010 Management Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed by Tronox Incorporated with the SEC on February 14, 2011).

10.3	Tronox LLC 2010 Cash Incentive Plan (incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K filed by Tronox Incorporated with the SEC on February 14, 2011).

10.4	Employment Agreement entered into as of February 14, 2011 by and between Tronox LLC and Dennis L. Wanlass (incorporated by reference to Exhibit 10.4 of the Registration Statement on Form S-4 filed by Tronox Limited and Tronox Incorporated on December 30, 2011).

10.5	Employment Agreement entered into as of February 14, 2011 by and between Tronox LLC and John D. Romano (incorporated by reference to Exhibit 10.5 of the Registration Statement on Form S-4 filed by Tronox Limited and Tronox Incorporated on December 30, 2011).

10.6	Employment Agreement entered into as of February 14, 2011 by and between Tronox LLC and Michael J. Foster (incorporated by reference to Exhibit 10.6 of the Registration Statement on Form S-4 filed by Tronox Limited and Tronox Incorporated on December 30, 2011).

10.7	Employment Agreement entered into as of February 14, 2011 by and between Tronox LLC and Robert C. Gibney (incorporated by reference to Exhibit 10.7 of the Registration Statement on Form S-4 filed by Tronox Limited and Tronox Incorporated on December 30, 2011).

10.8	Separation Agreement entered into as of December 21, 2011 by and between Tronox LLC and Dennis L. Wanlass (incorporated by reference to Exhibit 10.8 of the Registration Statement on Form S-4 filed by Tronox Limited and Tronox Incorporated on December 30, 2011).

10.9	Shareholders’ Agreement by and between Tronox Sands Holdings PTY Limited, Tronox Limited, Exxaro Resources Limited, Exxaro Sands (Proprietary) Limited and Exxaro TSA Sands Proprietary Limited (incorporated by reference to Exhibit 10.10 of the Current Report on Form 8-K filed by Tronox Limited on June 20, 2012).

10.10	Shareholder’s Deed dated June 15, 2012 by and between Tronox Limited, Thomas Casey, and Exxaro Resources Limited (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Tronox Limited on June 20, 2012).

10.11	Credit Agreement, dated February 8, 2012, by and among Tronox Incorporated, Wells Fargo Capital Finance LLC and Goldman Sachs Bank USA (incorporated by reference to Exhibit 10.12 of the Registration Statement on Form S-4 filed by Tronox Limited and Tronox Incorporated on May 2, 2012).

10.12	Employment Agreement entered into as of April 19, 2012 by and between Tronox LLC and Thomas J. Casey (incorporated by reference to Exhibit 10.15 of the Registration Statement on Form S-4 filed by Tronox Limited and Tronox Incorporated on April 23, 2012).

10.13	Tronox Limited Management Equity Incentive Plan (incorporated by reference to Exhibit 10.16 of the Registration Statement on Form S-4 filed by Tronox Limited and Tronox Incorporated on April 23, 2012).

10.14	Transition Services Agreement, dated June 15, 2012, by and between Tronox Limited, Exxaro Resources Limited, Exxaro TSA Sands Proprietary Limited and Exxaro Sands (Proprietary) Limited (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed by Tronox Limited with the SEC on June 20, 2012).

10.15	General Services Agreement, dated June 15, 2012, by and between Tronox Limited, Exxaro Resources Limited, Exxaro TSA Sands Proprietary Limited and Exxaro Sands (Proprietary) Limited (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed by Tronox Limited with the SEC on June 20, 2012).

10.16	Template Project Services Agreement, dated June 15, 2012, by and between Tronox Limited and Exxaro Resources Limited (incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K filed by Tronox Limited with the SEC on June 20, 2012).

10.17	Revolving Syndicated Facility Agreement, dated June 18, 2012, among Tronox Incorporated, Tronox Limited, Guarantors named therein, Lenders named therein, UBS Securities LLC, as Arranger, Bookmanager, Documentation Agent and Syndication Agent, UBS AG, Stamford Branch, as Issuing Bank, Administrative Agent and Collateral Agent, UBS Loan Finance LLC, as Swingline Lender, and UBS AG, Stamford Branch, as Australian Security Trustee (incorporated by reference to Exhibit 10.7 of the Current Report on Form 8-K filed by Tronox Limited with the SEC on June 20, 2012).

21.1	Subsidiaries of Tronox Incorporated and Tronox Limited (incorporated by reference to Exhibit 21.1 of the Registration Statement on Form S-4 filed by Tronox Limited and Tronox Incorporated on March 22, 2012).

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm for Tronox Incorporated.*

23.2	Consent of PricewaterhouseCoopers Inc., Independent Auditors for Exxaro Mineral Sands.*

23.3	Consent of Ashurst Australia (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).

*	Previously filed